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                       TECHNISOURCE, INC AND SUBSIDIARIES
                                   Exhibit 21
                          (Subsidiaries of the Company)

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
Name of Subsidiary                                           State or Country of Incorporation
------------------                                           ---------------------------------
TSRC.net, Inc.                                                            Florida
Technisource Hardware                                                     Florida
TSRC of Florida, Inc.                                                     Florida
Technisource, LLC                                                         Florida
Technisource of Florida, Inc.                                             Florida
TSRC-BR Corporation                                                       Florida

Technisource (Mauritius) Limited                                         Mauritius
Technisource Technology Consulting Private Limited                         India
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